EXHIBIT 99.1

Community West Bancshares Announces Regulator Terminates Written Agreement for its Banking Subsidiary, Community West Bank

GOLETA, Calif., Jan. 27, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today announced that, as a result of improvement of its financial condition over the past 24 months, and the Bank's effective compliance with the Written Consent Agreement (Agreement), the Office of the Comptroller of the Currency (OCC), its primary regulator, has terminated its Agreement with Community West Bank entered into on January 26, 2012. Effective immediately, the Bank will no longer be subject to the terms and conditions of the Agreement.

"The termination of our Agreement with the OCC is an independent confirmation of the improvements we have achieved over the past two years. This important milestone substantiates that our efforts to reduce problem assets, document the allowance for loan losses and return to profitability have been successful," said Martin Plourd, President and CEO. "On October 24, 2013, we announced our fifth consecutive quarter of profitability and our capital ratios substantially exceeded regulatory requirements for a well-capitalized institution. We still understand that there is continuing work ahead to further reduce problem assets, however, we believe we are now in an excellent position to move forward and grow our franchise."

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Charles G. Baltuskonis, EVP & CFO
         805.692.5821
         www.communitywestbank.com